Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of March 31, 2017, is by and among The Dow Chemical Company, a Delaware corporation (“Dow”), E. I. du Pont de Nemours and Company, a Delaware corporation (“DuPont”), DowDuPont Inc., a Delaware corporation f/k/a Diamond-Orion HoldCo, Inc. (“DowDuPont”), Diamond Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of DowDuPont (“Diamond Merger Sub”), and Orion Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of DowDuPont (“Orion Merger Sub” and, together with Diamond Merger Sub, the “Merger Subs”).

WHEREAS, Dow, DuPont, DowDuPont and the Merger Subs entered into that certain Agreement and Plan of Merger, dated as of December 11, 2015 (the “Merger Agreement”);

WHEREAS, Dow, DuPont, DowDuPont and the Merger Subs now intend to amend certain provisions of the Merger Agreement as set forth herein; and

WHEREAS, the boards of directors (or a duly authorized committee thereof) of each of Dow, DuPont, DowDuPont, Diamond Merger Sub and Orion Merger Sub have approved the execution and delivery of this Amendment on behalf of the applicable party hereto.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Dow, DuPont, DowDuPont and the Merger Subs hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Merger Agreement.

SECTION 2. Amendments to Merger Agreement. The Merger Agreement is hereby amended as follows:

2.1 Section 8.1(b)(i) of the Merger Agreement shall be amended and restated in its entirety to read as follows:

if the Mergers shall not have been consummated by August 31, 2017; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its material obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Mergers to be consummated by such time;

2.2 Section 6.3 of the Merger Agreement shall be amended by adding the following new Section 6.3(c) thereto:

Orion shall not, nor shall Orion permit any of its Subsidiaries to, propose, negotiate, commit, accept, consent to or effect, whether by consent decree, hold separate order or otherwise, any H&N Divestiture Action (as such term is defined in the FMC Transaction Agreement) that would not be required pursuant to Section 5.1 of the FMC Transaction Agreement (in each case, without giving effect to any amendment, modification or waiver of the FMC Transaction Agreement after the date hereof) without the prior mutual written consent of Diamond and Orion (each acting in their respective reasonable good faith judgment).

2.3 The Merger Agreement shall be amended by adding the following new Section 6.16 thereto:

FMC Transaction Agreement Amendments. In no event shall Orion amend, supplement or otherwise modify, or grant any waiver under, Section 5.1(b)(vi) of the FMC Transaction Agreement without the prior mutual written consent of Orion and Diamond (each acting in their respective reasonable good faith judgments).

2.4 Section 9.3 of the Merger Agreement shall be amended by adding the following new defined term thereto as Section 9.3(cc):

“FMC Transaction Agreement” means that certain Transaction Agreement, dated as of March 31, 2017, by and between Orion and FMC Corporation.

2.5 The HoldCo Bylaws, attached as Exhibit B to the Merger Agreement, shall be amended by adding the following new Article X thereto:

DuPont and Dow intend that the first step of the Company’s intended separation process will be the spin-off of the Materials Business SpinCo, assuming such sequencing would allow for the completion of all intended spin-offs (i.e., spin-off of the Materials Business SpinCo and spin-off of either the AgCo Business SpinCo or the Specialty Business SpinCo) within 18 months of closing of the Mergers and would not adversely impact the value of the intended spin-off transactions to the Company’s shareholders.

SECTION 3. Effect on Merger Agreement. Other than as specifically set forth herein, all other terms and provisions of the Merger Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.

SECTION 4. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby and by the Merger Agreement is not affected in any manner materially adverse to any party or such party waives its rights under this Section 4 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby and by the Merger Agreement are fulfilled to the extent possible.

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SECTION 5. Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

SECTION 6. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

SECTION 7. Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns as provided in the Merger Agreement. Neither this Amendment nor any of the rights, interests or obligations under this Amendment shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void.

SECTION 8. Governing Law; Jurisdiction.

8.1 This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws thereof.

8.2 In any action between the parties arising out of or relating to this Amendment, each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

THE DOW CHEMICAL COMPANY

By:	/s/ Andrew N. Liveris
Name: Andrew N. Liveris
Title: Chairman and Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

E. I. DU PONT DE NEMOURS AND COMPANY

By:	/s/ Edward D. Breen
Name: Edward D. Breen
Title: Chairman of the Board & CEO

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

DOWDUPONT INC.

By:	/s/ Duncan Stuart
Name: Duncan Stuart
Title: Vice President and Secretary

By:	/s/ Nicholas C. Fanandaks
Name: Nicholas C. Fanandakis
Title: Vice President and Treasurer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

DIAMOND MERGER SUB, INC.

By:	/s/ Duncan Stuart
Name: Duncan Stuart
Title: Vice President and Secretary

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

ORION MERGER SUB, INC.

By:	/s/ Nicholas C. Fanadakis
Name: Nicholas C. Fanandakis
Title: Vice President and Treasurer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]